Exhibit 99.1

Alberton Acquisition Corporation Announces Pricing of $100 Million Initial Public Offering

NEW YORK, October 23, 2018 /PRNewswire/ -- Alberton Acquisition Corporation (NASDAQ: ALACU, the "Company") announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit.

The Company's units are expected to be listed on NASDAQ ("NASDAQ") and trade under the ticker symbol "ALACU" beginning tomorrow, October 24, 2018. Each unit consists of one ordinary share, one right to receive one tenth (1/10) of an ordinary share at the closing of a business combination, and one warrant to purchase one half (1/2) share of an ordinary share. Once the securities comprising the units begin separate trading, the ordinary shares, rights, and warrants are expected to be listed on NASDAQ under the symbols "ALAC," "ALACR" and "ALACW," respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on October 26, 2018 subject to customary closing conditions.

Chardan is acting as sole book running manager in the offering.

White and Williams LLP acted as counsel to the Company and Loeb & Loeb LLP acted as counsel to the underwriters.

About Alberton Acquisition Corporation

Alberton Acquisition Corporation is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on leading companies in sectors that provide sustainable growth prospect.

A registration statement relating to these securities was declared effective by the Securities  and Exchange Commission on October 23, 2018. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan Capital Markets LLC, 17 State Street, 21st Floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contact:

Ben Wang

Alberton Acquisition Corporation

917-202-8028

SOURCE: Alberton Acquisition Corporation